CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hutchison China MediTech Limited of our report dated March 12, 2018 relating to its consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 20-F filed on March 12, 2018.

/s/ PricewaterhouseCoopers

Hong Kong

April 23, 2018